Exhibit 99

Contact:  Patrick Kane

(412) 553-7833

Equitable Resources Reports Record
First Quarter Earnings of $1.23 per Share

PITTSBURGH, April 28, 2005/ PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced first quarter 2005 earnings per diluted share (EPS) of $1.23, 12% higher than the $1.10 reported in the first quarter 2004.

Quarterly Results by Business

Equitable Utilities

Equitable Utilities had operating income for the first quarter of $62.4 million compared to $56.0 million reported for the same period last year.  Net operating revenues for the three months ended March 31, 2005 were $99.3 million compared to $93.8 million.  The 6% increase in net operating revenues is mainly due to a $5.6 million increase in margins in the Energy Marketing Group, primarily attributable to storage asset optimization resulting from high gas price volatility in the quarter.  Commercial and other regulated services revenues were $2.0 million higher than last year.  Weather was slightly warmer than the first quarter 2004, resulting in a decrease in distribution revenues of $2.1 million.  Total operating expenses for the quarter were $36.9 million, 2% lower than the $37.8 million reported last year.  Insurance reserves were $1.0 million lower than the first quarter 2004, bad debt expense was down $0.9 million, and depreciation, depletion and amortization (DD&A) expense was down $0.7 million.  These expense reductions were partially offset by higher operating costs and higher fringe benefit costs.

Equitable Supply

Equitable Supply had operating income for the quarter of $65.4 million, 6% higher than the $61.5 million earned in the same period last year.  Total revenues were $113.3 million, $14.1 million higher than the previous year’s total operating revenue of $99.2 million.  Production revenues increased $9.7 million quarter over quarter to $89.1 million in 2005 from $79.4 million in 2004.  The revenue increase was a result of both a sales volume increase of 1.3 Bcfe, from the acquisition early in the first quarter of the remaining 99% interest in Eastern Seven Partners, L.P. (ESP), and an average sales price increase of $0.24 per Mcfe.  Gathering revenues were $4.4 million higher at $24.2 million, compared with $19.8 million in 2004.  The increased gathering revenue was due to an increase in gathering rates and higher gathered volumes.

 Operating expenses for the quarter were $47.9 million compared to $37.7 million last year.  One reason for this increase was additional costs of $3.4 million resulting from the purchase of ESP.  Excluding the ESP costs, the increase in total operating expenses was primarily due to increases of $3.0 million in gathering expenses, $1.2 million in production taxes, $1.1 million in DD&A expense, and $1.0 million in lease operating expenses.

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NORESCO

NORESCO reported operating income of $3.7 million in the first quarter 2005, $0.1 million lower than the first quarter 2004.  NORESCO’s net operating revenues increased slightly for the quarter to $9.9 million from $9.8 million reported last year.  This was offset by an increase of $0.2 million in operating expenses, which were $6.2 million compared to $6.0 million in the first quarter 2004.  Net earnings from non-consolidated investments less minority interest increased by $0.4 million.   NORESCO’s quarter-end backlog was $83 million, compared to $118 million a year earlier.

Other Business

2005 Earnings Guidance

The Company is reiterating 2005 earnings guidance of between $3.45 and $3.50 per diluted share.  This guidance excludes the gain from the sale of Kerr-McGee shares and the costs associated with the move to a new office building.

Hedging

The approximate volumes and prices of Equitable’s hedges for the last nine months of 2005 through 2007 are:

	2005**	2006	2007
Total Volume (Bcf)	47	62	59
Average Price per Mcf (NYMEX)*	$4.82	$4.73	$4.75

*      The above price is based on a conversion rate of 1.05 MMbtu/Mcf

**   April through December

Stock Buyback

During the quarter, Equitable Resources repurchased 290,000 shares of EQT stock.  The total number of shares repurchased since October 1998 is approximately 19.3 million out of the 21.8 million currently authorized.

Kerr-McGee Corp.

In April, Equitable sold 1,027,859 shares of Kerr-McGee Corp. (NYSE: KMG) at an average price of $75.80.  The sale will result in a gain of $26.7 million that will be reported in the second quarter results.  Subsequent to the sale, Equitable owns 6 million shares of KMG.

Office Consolidation

To consolidate Equitable’s administrative operations, the Company entered into a long-term lease on an office building in the third quarter of 2003.  The relocation process began late in the first quarter of 2005 and will continue through the second quarter.  The Company recognized a loss on disposal of assets of approximately $0.5 million during the first quarter and expects to incur additional costs in the second quarter of  between $6 and $8 million.

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Operating income and earnings from nonconsolidated investments

The Company reports operating income and earnings from nonconsolidated investments by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended March 31,
	2005	2004
Operating income (thousands):
Equitable Utilities	$62,377	$55,960
Equitable Supply	65,353	61,530
NORESCO	3,705	3,786
Unallocated expenses	(534)	(1,749)
Operating Income	$130,901	$119,527

The following table reconciles earnings from nonconsolidated investments by segment as reported in this press release to the consolidated earnings from nonconsolidated investments reported in the Company’s financial statements:

	Three Months Ended March 31,
	2005	2004
Earnings from nonconsolidated investments (thousands):
Equitable Supply	$47	$143
NORESCO	1,178	720
Unallocated	42	38
Total	$1,267	$901

Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a seven day period.

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Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas production supply, natural gas transmission and distribution, and leading-edge energy management services for customers throughout the United States.

On May 1 and 2, 2005, Equitable Resources will be making presentations to securities analysts and/or Equitable shareholders to discuss Equitable’s business, financial results and prospects.  A copy of the slides will be posted on Equitable’s website at www.eqt.com, under the “Investor” link.  In those presentations, Equitable will make forward looking statements, including reaffirming earnings guidance for 2005 of $3.45 to $3.50 per diluted share subject to the exclusions described above.

DISCLOSURES IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS RELATED TO SUCH MATTERS AS 2005 EPS GUIDANCE, EARNINGS PER SHARE AND DIVIDEND GROWTH, THE APPROXIMATE VOLUMES AND PRICES OF HEDGES FOR 2005 THROUGH 2007, THE REPURCHASE OF ADDITIONAL COMPANY SHARES, REPAYMENT OF DEBT, THE FORECASTED CAPITAL EXPENDITURES, THE COMPANY’S APPROACH TO LONG-TERM COMPENSATION, INCLUDING DEFINED BENEFIT OBLIGATIONS, CHANGES IN OPERATING COSTS, THE ABILITY OF THE COMPANY TO COLLECT ITS ACCOUNTS RECEIVABLE, OPERATIONAL MATTERS AT THE SUPPLY SEGMENT INCLUDING THE ANTICIPATED NUMBER OF WELLS TO BE DRILLED, THE EFFECTIVENESS OF COMPRESSION, AUTOMATION, METERING AND OTHER INFRASTRUCTURE IMPROVEMENT PROJECTS, ANTICIPATED VOLUMES, STAFFING CHANGES AND THE COMPANY’S ABILITY TO SEGREGATE THE GATHERING BUSINESS FROM THE PRODUCTION BUSINESS AND TO RAISE GATHERING RATES, AND REALIZING VALUE FROM THE INVESTMENT IN KERR-MCGEE, INCLUDING THE EFFECTIVENESS OF HEDGING KERR-MCGEE SHARES.  THE COMPANY NOTES THAT A VARIETY OF FACTORS COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS EXPRESSED IN THE COMPANY’S FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES THAT MAY AFFECT THE OPERATIONS, PERFORMANCE, GROWTH AND RESULTS OF THE COMPANY’S BUSINESS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: WEATHER CONDITIONS, COMMODITY PRICES FOR NATURAL GAS AND ASSOCIATED HEDGING ACTIVITIES, INCLUDING CHANGES IN HEDGE POSITIONS, AVAILABILITY AND COST OF FINANCING, CHANGES IN THE COMPANY’S CREDIT RATINGS, CHANGES IN INTEREST RATES, CHANGES IN TAX LAWS, UNANTICIPATED CURTAILMENTS OR DISRUPTIONS IN PRODUCTION, TIMING AND AVAILABILITY OF REGULATORY AND GOVERNMENTAL APPROVALS, INCLUDING PENDING AND ANTICIPATED RATE CASES, THE TIMING AND EXTENT OF THE COMPANY’S SUCCESS IN ACQUIRING UTILITY COMPANIES AND NATURAL GAS PROPERTIES AND DIVESTING NON-CORE PRODUCING PROPERTIES AND INTERNATIONAL ASSETS, THE ABILITY OF THE COMPANY TO DISCOVER, DEVELOP, PRODUCE, GATHER AND MARKET RESERVES, THE ABILITY OF THE COMPANY TO ACQUIRE AND APPLY TECHNOLOGY TO ITS OPERATIONS, THE IMPACT OF COMPETITIVE FACTORS ON PROFIT MARGINS IN VARIOUS MARKETS IN WHICH THE COMPANY COMPETES, THE PACE AT WHICH THE PERFORMANCE CONTRACTING BUSINESS CAN BE RESUMED, CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND/OR THEIR INTERPRETATION,  THE ABILITY OF THE COMPANY TO NEGOTIATE LABOR CONTRACTS, THE AMOUNT OF INCENTIVE PLAN ACCRUALS INCLUDING THE IMPACT OF CHANGES IN THE RELATIVE PRICE OF EQUITABLE COMMON STOCK, THE ABILITY OF THE COMPANY TO REALIZE THE VALUE OF ITS KERR-MCGEE STOCK, AND THE LEVEL OF FUTURE SHARE REPURCHASES BY THE COMPANY.  THE COMPANY UNDERTAKES NO OBLIGATION TO CORRECT OR UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended
	March 31,
	2005	2004

Operating revenues	$439,767	$400,427
Cost of sales	217,293	197,596
Net operating revenues	222,474	202,831

Operating expenses:
Operation and maintenance	23,843	18,698
Production	14,170	10,087
Selling, general and administrative	30,121	32,752
Depreciation, depletion and amortization	23,439	21,767
Total operating expenses	91,573	83,304

Operating income	130,901	119,527

Earnings from nonconsolidated investments:
International investments	1,159	716
Other	108	185
	1,267	901
Other income, net	1,138	—

Minority interest	(439)	(370)

Interest expense	13,965	12,259

Income before income taxes	118,902	107,799
Income taxes	42,496	37,729

Net income	$76,406	$70,070

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	60,712	62,256
Net income	$1.26	$1.13

Diluted:
Weighted average common shares outstanding	62,175	63,531
Net income	$1.23	$1.10

(A)           Due to the seasonal nature of the Company’s natural gas distribution and energy marketing business, and the volatility of gas and oil commodity prices, the interim statements for the three month period are not indicative of results for a full year.

EQUITABLE UTILITIES
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended March 31,
	2005	2004
OPERATIONAL DATA
Heating degree days (30-year average: 2,930)	2,834	2,925

Residential sales and transportation volume (MMcf)	12,373	13,080
Commercial and industrial volume (MMcf)	10,783	11,666
Total throughput (MMcf) - Distribution	23,156	24,746
Total throughput (Bbtu) - Pipeline	16,461	18,961

Net Revenues (thousands):
Distribution
Residential	$43,161	$44,966
Commercial & industrial	21,242	20,773
Other	2,389	1,564
Pipeline	16,466	16,018
Marketing	16,012	10,445
	$99,270	$93,766

Operating expenses as a % of net operating revenues	37.16%	40.32%

Operating income (thousands):
Distribution	$38,327	$37,919
Pipeline	8,419	8,655
Marketing	15,631	9,386
Total	$62,377	$55,960

Capital expenditures (thousands)	$9,787	$14,600

FINANCIAL DATA (Thousands)
Utility revenues	$216,582	$195,689
Marketing revenues	82,486	85,685
Total operating revenues	299,068	281,374

Utility purchased gas costs	133,324	112,368
Marketing purchased gas costs	66,474	75,240
Net operating revenues	99,270	93,766

Operating expenses:
Operating and maintenance	13,946	12,117
Selling, general and administrative	16,315	18,363
Depreciation, depletion and amortization	6,632	7,326
Total operating expenses	36,893	37,806

Operating income	$62,377	$55,960

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2005	2004
OPERATIONAL DATA
Capital expenditures (thousands) (a)	$88,631	$21,053

Production:
Total sales volumes (MMcfe)	18,328	17,042
Average (well-head) sales price ($/Mcfe)	$4.74	$4.50

Company usage, line loss (MMcfe)	1,231	1,199

Natural gas inventory usage, net (Mmcfe)	(51)	(112)

Natural gas and oil production (Mmcfe)	19,508	18,129

Lease operating expense excluding production taxes ($/Mcfe)	$0.32	$0.23
Production taxes ($/Mcfe)	$0.41	$0.32
Production depletion ($/Mcfe)	$0.62	$0.54

Gathering:
Gathered volumes (MMcfe)	33,152	32,568
Average gathering fee ($/Mcfe)	$0.73	$0.61
Gathering and compression expense ($/Mcfe)	$0.30	$0.20
Gathering and compression depreciation ($/Mcfe)	$0.10	$0.10

(in thousands)
Production operating income	$57,283	$54,328
Gathering operating income	8,070	7,202
Total	$65,353	$61,530

Production depletion	$12,059	$9,822
Gathering and compression depreciation	3,324	3,352
Other depreciation, depletion and amortization	1,002	869
Total depreciation, depletion and amortization	$16,385	$14,043

FINANCIAL DATA (Thousands)
Production revenues	$89,104	$79,429
Gathering revenues	24,171	19,815
Total revenues	113,275	99,244

Operating expenses:
Lease operating expense excluding production taxes	6,235	4,254
Production taxes (b)	7,935	5,833
Gathering and compression	9,896	6,587
Selling, general and administrative	7,471	6,997
Depreciation, depletion and amortization	16,385	14,043
Total operating expenses	47,922	37,714

Operating income	$65,353	$61,530

Earnings from nonconsolidated investments	$47	$143

(a)          Capital expenditures for the three months ended March 31, 2005 include $57.5 million for the acquisition of the remaining 99% limited partnership interest in Eastern Seven Partners L.P.

(b)         Production taxes include severance and production-related ad valorem taxes.

NORESCO

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended
	March 31,
	2005	2004

OPERATIONAL DATA
Revenue backlog, end of period (thousands)	$82,511	$118,261

Gross profit margin	25.8%	28.9%
SG&A as a % of revenue	15.5%	17.0%

Capital expenditures (thousands)	$217	$28

FINANCIAL DATA (Thousands)
Energy service contract revenues	$38,491	$33,926
Energy service contract costs	28,562	24,105
Net operating revenues (gross profit margin)	9,929	9,821

Operating expenses:
Selling, general and administrative	5,975	5,784
Depreciation and amortization	249	251
Total operating expenses	6,224	6,035

Operating income	$3,705	$3,786

Earnings from nonconsolidated investments:
International investments	1,159	716
Other	19	4
Minority interest	(439)	(370)